This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated July
  30, 1999 and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                       HOST MARRIOTT SERVICES CORPORATION

                                       FOR

                          $15.75 NET PER SHARE IN CASH

                                       BY

                            AUTOGRILL ACQUISITION CO.
                            A WHOLLY-OWNED SUBSIDIARY

                                       OF

                             AUTOGRILL OVERSEAS S.A.
                            A WHOLLY-OWNED SUBSIDIARY

                                       OF

                                AUTOGRILL S.P.A.

         Autogrill Acquisition Co., a Delaware corporation (the "Purchaser"), which is wholly-owned by Autogrill Overseas S.A., a Luxembourg company, which is a wholly-owned subsidiary of Autogrill S.p.A., an Italian company (the "Parent"), is offering to purchase for cash all outstanding shares of common stock, no par value per share (the "Common Stock"), including the associated series A junior preferred stock purchase rights (the "Rights"; the Common Stock and the Rights are collectively hereafter referred to as the "Shares"), issued pursuant to the Rights Agreement dated as of December 22, 1995 by and between the Company and First Chicago Trust Company of New York, as Rights Agent (as the same may be amended, the "Rights Agreement"), of Host Marriott Services Corporation, a Delaware corporation (the "Company"), at a price of $15.75 per Share, net to the seller in cash, without interest, on the terms and subject to the conditions set forth in the Offer to Purchase, dated July 30, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (the terms and conditions of which, together with any supplements or amendments thereto, collectively constitute the "Offer").

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
          NEW YORK CITY TIME, ON THURSDAY, AUGUST 26, 1999, UNLESS THE
                               OFFER IS EXTENDED.

         The Offer is conditioned upon (i) there being validly tendered and not withdrawn a number of Shares constituting at least two-thirds of the outstanding Shares of the Company (determined on a fully-diluted basis), (ii) the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, and (iii) the satisfaction or waiver of certain other conditions to the obligations of the Parent and the Purchaser to consummate the Offer and the transactions contemplated by the Merger Agreement (as defined below). See Section 14 of the Offer to Purchase. The Offer is not subject to a financing condition.

         The Offer is being made in accordance with an Agreement and Plan of Merger, dated as of July 26, 1999 (the "Merger Agreement"), by and among the Parent, the Company and the Purchaser. After the Purchaser purchases all the Shares which are tendered in response to the Offer, the Purchaser will take all necessary and appropriate action (including voting its Shares) to cause the Purchaser to be merged into the Company in a transaction in which the stockholder of the Purchaser will own all the stock of the corporation which results from the Merger (essentially, the Company) and the other stockholders of the Company will receive the same amount of cash per Share as is paid for Shares tendered in response to the Offer (unless particular stockholders elect to exercise statutory rights to demand appraisal of their Shares).

         THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE OFFER AND THE MERGER TAKEN TOGETHER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY. THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

         Tendering stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. The Purchaser will pay all fees and expenses of The Bank of New York, which is acting as the Depositary (the "Depositary"), and Morrow & Co., Inc., which is acting as the Information Agent (the "Information Agent"), and the expenses of Goldman, Sachs & Co., which is acting as the Dealer Manager for the Offer (the "Dealer Manager"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between the Purchaser and/or the Parent and each such person.

         For purposes of the Offer, the Purchaser will be deemed to accept for payment, and thereby purchase, all Shares which are properly tendered and not properly withdrawn when and if the Purchaser gives oral or written notice to the Depositary that the Purchaser is accepting those Shares for payment. Payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing Shares ("Share Certificates") (or a timely Book-Entry Confirmation of the book-entry transfer of Shares into an account maintained by the Depositary at The Depository Trust Company), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) the Letter of Transmittal (or a facsimile of one), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time, depending upon when certificates or Book-Entry Confirmations are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares, regardless of any extension of the Offer or any delay in paying for Shares.

         The term "Expiration Time" means 12:00 midnight, New York City time, on Thursday, August 26, 1999, unless and until the Purchaser, in its sole discretion, but subject to the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Time" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire. Subject to the applicable rules and regulations of the Securities and Exchange Commission and to applicable law, the Purchaser expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement), at any time or from time to time, and regardless of whether or not any of the events set forth in Section 14 of the Offer to Purchase shall have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary; provided, however, that, subject to the terms of the Merger Agreement the Purchaser cannot extend the Offer beyond October 30, 1999. There can be no assurance that the Purchaser will exercise the right to extend the Offer. Any such extension will be followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

         Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time and, unless accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after September 28, 1999. For a withdrawal to be effective, a written or facsimile transmission of a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Share Certificates have been tendered) the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those Share Certificates, the serial numbers shown on the particular Share Certificates to be withdrawn must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as such term is defined in the Offer to Purchase), unless the Shares have been tendered for the account of an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Time. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Parent, the Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

         The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent, and copies will be furnished promptly at the Purchaser's expense. Neither the Parent nor the Purchaser, nor any of their affiliates, will pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.


                    The Information Agent for the Offer is:

                               MORROW & CO., INC.

                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                 Banks and Brokerage Firms Call: (800) 662-5200

                    Shareholders Please Call: (800) 566-9061

                      The Dealer Manager for the Offer is:

                              Goldman, Sachs & Co.

                                85 Broad Street
                            New York, New York 10004
                         (212) 902-1000 (Call Collect)
                           (800) 323-5678 (Toll Free)

July 30, 1999